Exhibit 10.1

MANUFACTURING SUPPORT AND SUPPLY AGREEMENT

This Manufacturing Support and Supply Agreement (the “Agreement”) is entered into this day of December 15th, 2009 by and between Biospherics, Inc. (“Biospherics”), a Delaware Corporation, with its principal place of business located at 6430 Rockledge Drive, Westmoreland Building #503, Bethesda, Maryland 20817, United States of America and Inalco S.p.A. (“Inalco”), an Italian corporation, with its principal place of business located at Via Calabiana 18, 20139 Milano, Italy. Biospherics and Inalco are hereinafter individually referred to as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Biospherics is currently conducting a phase 3 clinical trial of D-tagatose (“Product”) for the treatment of type 2 diabetes and such clinical trial is expected to be complete in 2010;

WHEREAS, Biospherics anticipates filing a New Drug Application (“NDA”) with the U.S. Food and Drug Administration (“FDA”) for Product to treat type 2 diabetes in 2011;

WHEREAS, Inalco desires to support Biospherics’ NDA for the Product and to act as Biospherics’ manufacturer and supplier of Product; and

WHEREAS, Biospherics desires to retain Inalco as its manufacturer and supplier of Product.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth below, the Parties agree as follows:

ARTICLE I: SCOPE OF WORK

1.1                                 Inalco’s Obligations. Inalco shall (i) maintain the Drug Master File (“DMF”) and support the Chemistry, Manufacturing, and Controls part of Biospherics’ NDA for Product; (ii) manufacture and deliver Product to Biospherics in accordance with this Agreement; and (iii) perform all other applicable requirements and obligations as set forth herein.

1.2                                 Biospherics’ Obligations. Biospherics shall: (i) subject to the terms of this Agreement, order a minimum of 25 Metric Tons (“MT”) of Product from Inalco in accordance with the terms specified in this Agreement, and (ii) perform all other applicable requirements and obligations as set forth herein.

ARTICLE II: OBLIGATIONS OF INALCO

2.1                                 Support of NDA. Inalco shall (i) establish and maintain active DMF Types I-III for Product as required by the FDA in accordance with 21 CFR 314.420(c) and the FDA Guidance for Drug Master Files as provided on the FDA’s website and provide Biospherics with access to and copies of all relevant files; (ii) supply Biospherics with a Letter of Authorization, in accordance with the FDA Guideline for Drug Master Files as provided on the FDA’s website, naming Biospherics as a sponsor permitted to incorporate by reference the specific information contained in the DMF; (iii) allow FDA inspections of its facilities which produce Product; and (iv) cooperate with Biospherics to address any inquiries and concerns from the FDA in regards to the DMF.

2.2                                 Annual Reports. Inalco will provide an annual report to the FDA on the anniversary date of the original submission of the DMF (the “Annual Report”). The Annual Report should contain the required list of persons authorized to incorporate information in the DMF by reference in accordance with 21 CFR 314.420(d). Inalco will update this list in the Annual Report. The updated list will contain Inalco’s name, DMF number, and the date of the Annual Report. The Annual Report should also identify (i) by name or code, the information that each person is authorized to incorporate and give the location of that information by date, volume, and page number, and (ii) all changes and additional information incorporated into the DMF since the previous Annual Report. If the subject matter of the DMF is unchanged, Inalco will provide a statement that the subject matter of the DMF is current.

2.3                                 Supply of Product. Inalco agrees to manufacture and deliver to Biospherics, in accordance with orders issued under this Agreement, specified quantities of Product, which must conform, in all respects, to the United States Pharmacopeia—National Formulary (“USP–NF”) standards for D-tagatose.

2.4                                 Form of Product. Unless otherwise agreed upon by the Parties, Product will be provided in powder form and delivered in sealed PE-HD (high-density polyethylene) cans.

2.5                                 Compliance with Laws. Inalco agrees that it will produce and deliver Product under this Agreement in conformance with all applicable laws and regulations, including those regulations established by the FDA.

2.6                                 Certificates of Analysis. For each delivery of Product, Inalco shall provide Certificates of Analysis conforming to International Standards Organization (ISO) Guide 34 for the Product provided. The analysis must have been conducted according to the USP monograph for D-tagatose and include High Performance Liquid Chromatography testing to identify, among any other relevant information, the type and quantity (to 0.1%) of any residual other sugars.

2.7                                 Certification. Inalco shall submit a Certification with each order certifying that: (i) the Inalco DMF has not been determined by the FDA to be deficient, and (ii) the Product was produced in a manner compatible with the FDA’s current Good Manufacturing Practices requirements for similar products such as lactose.

2.8                                 Bank Guarantee.

A.                                   Upon Biopherics’ request, Inalco shall provide a bank guarantee (the “Guarantee”) in amounts and currencies equal to the amount of any Advance Payment. The Guarantee shall be issued by an entity and from within a country (or other jurisdiction) approved by Biospherics, and shall be in the form included in Attachment A or in another form approved by Biospherics.

B.                                     Inaleo shall ensure that the Guarantee is valid and enforceable until the Advance Payment has been repaid or Biospherics certifies in writing that it has accepted the Products for which the Advance Payment has been made. If the terms of the Guarantee specify an expiration date, and the Advance Payment has not been repaid, or Biospherics has not certified acceptance of Product as stated above, by the date 28 days prior to the expiration date, Inalco shall extend the validity of the Guarantee for a period reasonably acceptable to Biospherics.

ARTICLE III: OBLIGATIONS OF BIOSPHERICS

3.1                                 Order Quantity. Biospherics agrees to an order of twenty-five (25) MT of Product (the “Initial Order”) and to negotiate in good faith another agreement to order a minimum of three hundred (300) MT of Product under mutually agreeable terms among the Parties.

3.2                                 Ordering. Biospherics shall order Product pursuant to Article 1V.

3.3                                 Payment. Biospherics will make payment for orders pursuant to Article V.

3.4                                 Status of NDA. Biospherics agrees to take reasonable steps to apprise Inalco of the status and progress of the NDA process, including responding to reasonable inquiries made by Inalco.

ARTICLE IV: ORDERING AND DELIVERY OF PRODUCT

4.1                                 Initial Order. By execution of this Agreement, Biospherics orders twenty-five (25) MT of Product at the price specified in Article 5.1. Production and delivery of Product purchased pursuant to this Initial Order will not take place until requested in writing by Biospherics. Upon receipt of such a request, Inalco will have sixty (60) days to deliver Product to the address specified by Biospherics.

4.2                                 Subsequent Orders. Biospherics shall submit all subsequent orders for Product to Inalco via a purchase order (“Purchase Order”) sent to the e-mail address or facsimile number set forth in Section 12.5. The price per MT of Product for all subsequent orders will be as specified in Article 5.1. As soon as practicable after receipt of a Purchase Order, Inalco will notify Biospherics in writing that the Purchase Order has been received and the date on which delivery is expected to be made (the “Acceptance Notice”). Upon issuance by Inalco of the Acceptance Notice, the Purchase Order and Acceptance Notice shall constitute a contract in accordance with the terms and conditions of this Agreement. In the event of a conflict between the terms of a Purchase Order and Acceptance Notice and the terms of this Agreement, the terms of this Agreement shall govern.

4.3                                 Delivery and Shipment. The location for delivery of Product will be specified by Biospherics in each Purchase Order. Delivery will be F.O.B. Destination: [Delivery Address].

Inalco shall hear responsibility for all costs of delivery including, without limitation, shipping costs, customs charges, duties, taxes, and other fees. The time specified for delivery of Product will not be less than 45 days unless agreed to by Inalco.

4.4                                 Title and Risk of Loss and Damages. Title to Product and risk of loss and damage to Product passes to Biospherics upon delivery of Product to the address specified in each Purchase Order.

4.5                                 Acceptance. Biospherics shall inspect the Product promptly upon receipt thereof and may reject any Product which is not in full conformance with the terms of this Agreement. Product not rejected by written notification to Inalco within fourteen (14) days of receipt shall be deemed to have been accepted. Rejected Product shall be returned freight prepaid to Inalco within ten (10) calendar days of rejection. As soon as possible, but in no case later than ten (10) days, Inalco may, at its option and expense, replace such rejected Product. Inalco shall prepay transportation costs back to Biospherics and shall reimburse Biospherics for any costs of transportation incurred by it in connection with the return to Inalco of such properly rejected Product.

ARTICLE V: PRICES AND PAYMENTS

5.1                                 Purchase Price. The price for Product purchased by Biospherics shall be: (i) $44/kg for the Initial Order of twenty-five (25) MT of Product, and (ii) $29.70/kg for all subsequent orders of Product. Each Purchase Order will specify the quantity of Product ordered. Except expressly stated otherwise, the prices set forth in this Section 5.1 include any existing or future taxes, tariffs, fees, duties, or levies whatsoever applicable to Product sold under this Agreement.

5.2                                 Payment Terms. Except as specified below, Biospherics shall make payment to lnalco within thirty (30) days following acceptance of Product. All payments to Inalco for Product in accordance with this Section 5.2 shall be made to:

Bank: INTESA SAN PAOLO C/V USD

SWIFT code: BCITITMM

Account: IT94 E030 6909 5071 6100 9362 895

Name of account: Inalco S.p.A.

5.3                                 Advance Payment. In connection with the Initial Order, Biospherics shall make the following payments to Inalco in advance of delivery of Product (each, an “Advance Payment”):

A.                                   Within three business days following execution of this Agreement, Biospherics will make an advance payment of five hundred thousand dollars (US$500,000) to Inalco.

B.                                     Within six months thereafter, provided that Inalco has in place the required bank guarantee described in Section 2.8, Biospherics will make payment for the balance of the Initial Order in the amount of five hundred thousand dollars (US$500,000).

ARTICLE VI: TERM

6.1                                 Term. This Agreement shall come into effect on the date set forth in the Preamble and shall have a term of five (5) years.

ARTICLE VII: TERMINATION

7.1                                 Termination. This Agreement may be terminated:

A.                                   by written notice that Biospherics will no longer pursue FDA approval of the NDA for the Product;

B.                                     by either Party upon thirty (30) days written notice if the other Party commits a material breach of the Agreement and fails to cure the breach within such thirty (30) day period; or

C.                                     automatically if either Party ceases to operate its business in the ordinary course, files for bankruptcy or has an order for relief entered against it in an involuntary bankruptcy case, files any proceeding for insolvency, reorganization, liquidation, receivership, or dissolution or there is an assignment for the benefit of creditors.

7.2                                 Effect of Termination.

A.                                   Upon termination, the Parties agree to perform the following within thirty (30) days after termination: (i) Biospherics shall pay Inalco all fees due and unpaid with respect to Product delivered to Biospherics; (ii) Inalco shall deliver, to the location specified by Biospherics, Product which has already been paid for by Biospherics; and (iii) Inalco shall deliver the DMF to Biospherics.

B.                                     Except in cases of bad faith by either Biospherics or Inalco, neither Biospherics or Inalco shall be liable to the other solely because of the termination of this Agreement, for compensation, reimbursement, or damages due to the loss of prospective profits or anticipated sales. Notwithstanding the foregoing, Biospherics and Inalco, as applicable, shall remain liable for any obligations for unpaid balances or credits for Product and for damages, indemnities or other compensations due to breach of this Agreement prior to termination.

C.                                     The provisions of Sections 7.2, 12.1, 12.3, 12.4, 12.5, 12.7, 12.8, 12.11 and Articles VIII, IX, and X shall survive any termination or expiration of this Agreement.

ARTICLE VIII: CONFIDENTIALITY

8.1                                 Confidential Information. In negotiating and implementing this Agreement, either Party may transmit to the other Party (for the purpose of this clause, the “Recipient”) or

Recipient’s representative (for the purpose of this clause, the “Representative”) certain proprietary and confidential information regarding the Product (the “Confidential Information”). Such Confidential Information is defined as all non-public information which is furnished by the other Party or its representatives, regardless of whether specifically identified as proprietary or confidential together with all proprietary data on (without limitation) prices, volumes, quality, trade secrets, know-how, ideas, principles, analyses, techniques, methodologies or other documents that may be reasonably regarded as confidential under the circumstances. A Recipient’s Representative shall be deemed to include each person that is or becomes (i) a subsidiary or other affiliate of Recipient, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of Recipient or any of Recipient’s subsidiaries or other affiliates. The term person will be broadly interpreted to include any individual and any corporation, partnership, entity or group. Each Party agrees that, for the term of this Agreement and a period of [three (3)] years after expiration or termination of this Agreement, it shall not disclose any information it receives from the other Party to any other third party, person, corporation or entity; nor shall either Party use Confidential Information for its own benefit, except as provided herein. Nothing contained in this Article VIII shall grant or imply any rights by license, estoppel or otherwise. Confidential Information as used herein does not include information which: (i) is in the public domain at the time of its disclosure or which enters the public domain at any time after such disclosure through no fault of the Recipient, (ii) is generally disclosed to third parties by the disclosing party without restriction, (iii) is communicated to the Recipient by a third party having a right to do so without restriction on nondisclosure, or (iv) is approved for release by written authorization of the other Party.

8.2                                 Disclosure of Confidential Information. Each Party shall safeguard any Confidential Information that it receives from the other Party in connection with this Agreement. No Party shall disclose or cause to be disclosed, any of the Confidential Information, except to those employees of the Parties and any affiliates who require access to the Confidential Information to perform under this Agreement.

8.3                                 Remedy for Breach. The Parties acknowledge that the disclosing party would not have an adequate remedy at law for money damages if the covenants contained in this Article VIII were breached. Accordingly, the disclosing party shall be entitled to an injunction restraining such disclosure and other equitable relief (including specific performance), without the requirement of posting a bond or other security.

ARTICLE IX: LIMITATION OF LIABILITY AND REMEDIES; INDEMNITY

9.1                                 Liability for Termination. Except as specifically provided in Section 7.2 or this Section 9.1, neither Party shall be liable to the other, by reason of the termination of this Agreement, for incidental, consequential, punitive, or special damages, reimbursement or damages due to the loss of prospective profits or anticipated sales or loss of goodwill.

9.2                                 Limitation of Liability for Product; Sole Remedy. Liability under this Agreement is expressly limited to the total amount paid by Biospherics for the Product. IN NO EVENT SHALL THERE BE LIABILITY FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS

OF ANTICIPATED PROFITS OR ECONOMIC LOSS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

9.3                                 Indemnity. Each Party will defend, indemnify and hold harmless the other Party and its officers, directors, agents, and employees (collectively, the indemnified party’s “Indemnitees”) as to and against any and all claims asserted against, imposed upon or incurred by the other Party or any of its Indemnitees arising out of or relating to (i) any misrepresentation, or any breach of warranty or covenant, by the indemnifying party under this Agreement, and (ii) any actual or alleged act or omission of the indemnifying party, related to its performance of its obligations hereunder.

ARTICLE X: REPRESENTATIONS AND WARRANTIES;

RESTRICTIVE COVENANTS

10.1                           Representations and Warranties of the Parties. Biospherics and Inalco represent and warrant to the other, on the date of the execution of this Agreement and for the term of the Agreement, that:

(i)	it is a company duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and has not been dissolved;

(ii)

it has full power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. Except as expressly provided herein, all corporate actions, conditions, approvals and requirements to be taken, fulfilled, obtained, given and done by it in order to enable it to lawfully and validly enter into, exercise its rights and perform and comply with its obligations under this Agreement have been duly and validly taken, fulfilled, obtained, given and done; and

(iii)

this Agreement constitutes a legal, valid and binding obligation of the relevant Party, enforceable in accordance with its terms, subject to any rules of law or equity. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment by such Party of the terms, conditions and provisions hereof will not contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the relevant Party under:

	(1)	any laws applicable to the relevant Party;
	(2)	any judgment, order, writ, injunction or decree of any court or of any authority which is presently applicable to the relevant Party;
	(3)	the charter documents of the relevant Party or any amendments thereto or restatements thereof; or
	(4)	the provisions of any agreement, arrangement or understanding to which the relevant Party is a party or by which it is bound.

10.2                           Restrictive Covenants - Inalco. Inalco agrees that for the term of this Agreement and after the termination or expiration of the Agreement, it shall not manufacture or deliver Product to any other third party aside from Biospherics or Biospherics’ successors and assigns.

10.3                           Restrictive Covenants – Biospherics. Biospherics agrees that for the term of this Agreement, Inalco shall be its sole manufacturer and supplier of Product, except in the event Inalco is unable, for any reason, including events of force majeure, to meet Biospherics’ delivery requirements.

ARTICLE XI – FORCE MAJEURE

11.1                           Excuse. Neither Party shall be liable for any delay or failure in performing any of its obligations hereunder, if such delay or failure is, either wholly or partly, due to force majeure conditions such as floods, earthquakes or other acts of God, or any acts of any governmental body or public enemy, wars, riots, embargoes, epidemics, fires or any other causes, circumstances or contingencies beyond the control of such Party.

11.2                           Notification of Force Majeure. The Party affected by such force majeure condition shall notify in writing the other Party of the nature and extent thereof, and shall, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause as soon as possible.

11.3                           Continuation of Force Majeure.

A.                                   If the force majeure condition in question prevails for a continuous period of fourteen (14) days, the Parties shall enter into bona fide discussions with a view to alleviating its effect on this Agreement by agreeing to such alternative arrangement as may be fair and reasonable.

B.                                     If the force majeure condition continues to prevail for more than thirty (30) days, either Party may terminate this Agreement by giving fifteen (15) days prior written notice to the other Party.

11.4                           Events Not Considered Force Majeure. It is expressly agreed between the Parties that mechanical breakdowns, lack of necessary utilities, labor unrest, transport problems, lack of funds, and similar events shall not be deemed to be force majeure conditions for the purpose of this Agreement and shall not be considered to be beyond the control of the Party claiming the existence of such conditions.

ARTICLE XII: GENERAL PROVISIONS

12.1                           Relationship Between the Parties. Each Party is and shall be considered for all purposes to be an independent contractor in relation to the other Party and shall not hold itself out as an employee or agent of the other Party. Nothing herein shall be construed to grant any Party authority to (i) create, assume or enter into, directly or indirectly, any express or implied obligation, liability, or contract on behalf or in the name of the other Party; (ii) pledge the credit of the other Party; or (iii) commence any legal proceeding in the name of or on behalf of the other Party. As an independent contractor, each Party is solely responsible for its employees and agents and they shall not be entitled to any benefits, severance or other compensation available to an employee or executive of the other Party.

12.2                           Headings. The headings contained in this Agreement are for general reference and guidance and shall not be conclusive as to the meaning or interpretation of this Agreement.

12.3                           Governing Language. This Agreement is in the English language only, which shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either Party hereto.

12.4                           Severability. If any provision of this Agreement shall be declared void, invalid, or illegal, the validity or legality of any other provisions and of the entire Agreement shall not be affected thereby. However, the Parties agree that if any such provision shall be declared void, invalid, or illegal, the Parties will, in good faith, negotiate mutually acceptable substitute provisions.

12.5                           Notices. Any notice or other information required by this Agreement to be given by a Party to the other Party may be (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent via facsimile; or (iv) sent via electronic means to the other Party at the following addresses:

If to Inalco:	Giovanni Cipoletti
Inalco S.p.A.
Via Calablana 18
20139 Milano
Italy
Fax: +02 569 4518
E-mail: executive@inalco.in

With a copy to:	Alessandro Cipolletti
Inalco S.p.A.
Via Calablana 18
20139 Milano
Italy
Fax: +02 569 4518
E-mail: a.cipolletti@inalcogroup.com

If to Biospherics:	Claire L. Kruger, CEO
Biospherics Inc.
6430 Rockledge Drive, #503
Bethesda, MD 20817
United States of America
Fax: [INSERT FAX NUMBER]
E-mail: ckruger@spherix.com

Notice shall be deemed to have been duly given (i) when received if personally delivered, (ii) within five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the Party (and to the persons to whom copies shall be sent), at the respective addresses of the Party set forth above or at such other address as shall be given by either Party to the other in writing, or (iii) on the next day after transmission if delivered via facsimile or electronic communication.

12.6                           Assignment. This Agreement shall not be assigned or transferred by either Party without the prior written consent of the other Party. Any attempted assignment or transfer by either Party without written consent shall be void and of no effect. If consent is given, this Agreement shall be binding upon and inure to the benefit of the assigns. Notwithstanding the above, Biospherics may assign this Agreement in connection with the sale of Biospherics or Biospherics’ rights to the Product.

12.7                           Governing Law. The rights, duties, and obligations of the Parties shall be construed and governed by the laws of the State of Maryland, USA. The Parties agree that the transactions contemplated by this Agreement constitute the sale of “goods” under Maryland law.

12.8                           Dispute Resolution. The Parties agree to use their best efforts to resolve all disputes arising in connection with this Agreement through cooperation and consultation. However, in case any dispute cannot be settled amicably within thirty (30) days of written notice being served by either Party on the other, then such dispute shall be settled by arbitration in Bethesda, Maryland, United States by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each Party shall be entitled to appoint one arbitrator. Those two arbitrators shall mutually select the third arbitrator. The language of the arbitration shall be English. The Parties hereby waive any right of appeal to any court on questions of law or the merits of the dispute. Nothing contained in this arbitration clause shall prevent either Party from seeking interim measures of protection in the form of pre-award attachment of assets, or from seeking specific performance or injunctive relief to enforce in courts of competent jurisdiction rights covered by this Agreement. The Parties hereby agree that if it becomes necessary for either Party to enforce an arbitral award by legal action and/or additional arbitration of any kind, the Party contesting enforcement shall pay and discharge all reasonable legal costs and attorneys’ fees that shall be incurred by the Party seeking to enforce the award.

12.9                           No Waiver. Any failure of either Party to enforce at any time, or for any period of time, any provision of this Agreement shall not constitute a waiver of such provision or in any way affect the validity of this Agreement.

12.10                     Ethical Standards. Neither Biospherics nor Inalco, nor any of their members, employees, representatives, officers, directors, agents, or attorneys shall take any action which would cause either itself or the other Party to this Agreement to be in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”) (as amended), 15 U.S.C. §§78 et seq., or the anti-corruption legislation of any other country that might be applicable to the activities of either Party under this Agreement. A Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the FCPA or any other law in connection with the performance of obligations under this Agreement.

12.11                     Governmental Approvals. Biospherics and Inalco shall work together in good faith to ensure that all necessary approvals by governmental authorities for the execution and performance of this Agreement, including, without limitation, applicable approvals from exchange control and fair trade authorities, and import and export clearance from the applicable governmental authorities, are obtained. Both Biospherics and Inalco shall promptly take such action as may be reasonably necessary to obtain such approvals.

12.12                     Compliance with Laws. Each Party shall be responsible for compliance with any applicable national, regional and local laws and regulations, including U.S. and Italian laws and regulations, and will obtain and maintain, at its expense, all permits, licenses and government registrations and requirements necessary or appropriate to perform the obligations hereunder and will, at its own expense, make all filings with governmental authorities required by applicable law.

12.13                     Complete Agreement. This Agreement sets forth the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof.

12.14                     Modifications. No addition to or modification of this Agreement shall be binding upon either Party unless reduced to writing and duly executed by the Parties hereto in the same manner as the execution of this Agreement.

12.15                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and each of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have caused this Agreement to be executed as of the date first above written.

INALCO S.p.A.		BIOSPHERICS
INCORPORATED

/s/ Giovanni Cipoletti		/s/ Claire L. Kruger
Name:	Giovanni Cipoletti	Name: Claire L. Kruger
Title:	President	Title: CEO

INALCO S.p.A.
Via Calabiana 18 - 20139 MILANO
Tel. 02.55213005 (r.a.)
Fax 02.5694518

ATTACHMENT A

Form of Bank Guarantee

Please see attached.

ADVANCE PAYMENT GUARANTEE No.:

[Bank’s Name and Address of Issuing Branch or Office]

Beneficiary:	Biospherics, Inc.
5430 Rockledge Drive
Westmoreland Building #503 Bethesda, MD 20817

Date:

We have been informed that Inalco, S.p.A. (hereinafter called the “Contractor”) has entered into Contract No. [reference number of the contract] dated               with you, for the execution of [name of contract and brief description of Works] (hereinafter called the “Contract”).

Furthermore, we understand that, according to the conditions of the Contract, an advance payment in the sum of [insert amount] ([insert amount in words]) is to be made against an advance payment guarantee.

At the request of the Contractor, we [name of Bank] hereby irrevocably undertake to pay you any sum or sums not exceeding in total an amount of [amount in figures] ([amount in words])(1) upon receipt by us of your first demand in writing accompanied by a written statement stating that the Contractor is in breach of its obligation under the Contract.

It is a condition for any claim and payment under this guarantee to be made that the advance payment referred to above must have been received by the Contractor on its account number                      at                                    [name and address of Bank].

The maximum amount of this guarantee shall be progressively reduced by the amount of the advance payment repaid by the Contractor as indicated in copies of interim statements or payment certificates which shall be presented to us. This guarantee shall expire, at the latest, upon our receipt of a copy of the interim payment certificate indicating that eighty percent (80%) of the Contract Price has been certified for payment, or on the         day of          , 2     , whichever is earlier. Consequently, any demand for payment under this guarantee must be received by us at this office on or before that date. However, this guarantee may be extended upon the written request of the Contractor, such request to be presented to the Guarantor before the expiration of the guarantee.

This guarantee is subject to the Uniform Rules for Demand Guarantees, ICC Publication No. 458.

[signature(s)]

(1) The Guarantor shall insert an amount representing the amount of the advance payment and denominated either in the currency of the advance payment as specified in the Contract, or in a freely convertible currency acceptable to the Guarantee.